Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$1,035,000.00	100.00%	$1,035,000.00	$120.16(1)

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $185,406.19 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $120.16 registration fee for this offering, $185,286.03 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 646 dated July 27, 2011 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

Auto Callable Access Securities with Fixed Percentage Buffered Downside due August 1, 2013 Linked to the Energy Select Sector SPDR® Fund

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00.
Maturity Date:	August 1, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.
Interest:	We will not pay you interest during the term of the securities.
Fund:	The return on the securities is linked to the performance of the Energy Select Sector SPDR® Fund, which we refer to as the Fund.
Payment at Maturity:

If we have not previously called the securities for the call price pursuant to a call event, the amount you will receive at maturity, for each security you own, will depend upon the change in the price of the Fund based on the final Fund price relative to the initial Fund price (calculated as described in this pricing supplement).

If the final Fund price is less than the initial Fund price but greater than or equal to the buffer level, the payment at maturity per security will equal the principal amount.

If the final Fund price is less than the buffer level, the payment at maturity per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Fund in excess of the buffer level (expressed as a percentage of the initial Fund price).

Initial Fund Price:	$77.56
Buffer Level:	69.80, which is 90.00% of the initial Fund price.
Call Event:

The securities will be automatically called, in whole, but not in part, if the closing price per share of the Fund on any of the call dates below is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash equal to the call price per $1,000.00 security on the applicable call settlement date, as described in the table below.

Call Dates*	Call Premium	Call Price
August 1, 2012	7.00% of the issue price	$1,070.00
February 1, 2013	10.50% of the issue price	$1,105.00
July 25, 2013	14.00% of the issue price	$1,140.00

* Subject to adjustment for non-trading days or market disruption events as described in this pricing supplement.
Call Settlement Date:	Five business days after the applicable call date, subject to postponement as described in this pricing supplement.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Trade Date:	July 27, 2011
Original Issue Date:	August 1, 2011
CUSIP Number:	282645WF3

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

(Continued on following page)

Wells Fargo Securities

The date of this pricing supplement is July 27, 2011

Investing in the securities involves risks. See “Risk Factors” beginning on page P-11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$1,035,000.00
Maximum Underwriting Discount and Commission(1)	$ 20.00	$ 20,700.00
Maximum Proceeds to Eksportfinans ASA	$ 980.00	$1,014,300.00

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commission and structuring and development costs total $20.00 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Auto Callable Access Securities with Fixed Percentage Buffered Downside Linked to the Energy Select Sector SPDR® Fund due August 1, 2013 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the Energy Select Sector SPDR® Fund and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on August 1, 2013 unless previously called. The securities will be automatically called, in whole, but not in part, if the closing price of the Fund on any of the three call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion, and you will receive an amount of cash equal to the call price per $1,000.00 security corresponding to the applicable call settlement date, as described in this pricing supplement.

     If the securities are not automatically called on one of the three call dates, the return on the securities on the maturity date will be linked to the performance of the Fund. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-17.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Do the securities guarantee the return of your principal?

     No. If we have not previously called the securities pursuant to a call event, as described below, and the final Fund price is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the issue price and (ii) the decline of the Fund in excess of the buffer level (expressed as a percentage of the initial Fund price), and will be less than the principal amount of the securities. Accordingly, if the price of the Fund declines in this manner, you will lose up to 90.00% of your principal.

What will I receive if the securities are automatically called prior to the maturity date?

     A call event will occur if the closing price of the Fund on any of the call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion.

     If a call event occurs, the securities will be automatically called, in whole, but not in part according to the following:

  If a call event occurs on August 1, 2012, on the corresponding call settlement date you will receive the call price of $1,070.00, which is the issue price of $1,000.00 per security plus a call premium of 7.00% of the issue price.

  If a call event occurs on February 1, 2013, on the corresponding call settlement date you will receive the call price of $1,105.00, which is the issue price of $1,000.00 per security plus a call premium of 10.50% of the issue price.

  If a call event occurs on July 25, 2013, on the corresponding call settlement date you will receive the call price of $1,140.00, which is the issue price of $1,000.00 per security plus a call premium of 14.00% of the issue price.

     The call dates are August 1, 2012, February 1, 2013 and the valuation date.

     If a call date occurs on a day that is not a trading day or a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then such date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will such date be postponed by more than five business days. If a call date is postponed, then the call settlement date of the securities will be postponed by an equal number of trading days.

     The call premium will equal:

  7.00% of the issue price if the call date is August 1, 2012;

  10.50% of the issue price if the call date is February 1, 2013; and

  14.00% of the issue price if the call date is July 25, 2013.

     The call settlement date will be the date that is five business days after the applicable call date, subject to postponement due to a non-business day or a market disruption event, as described above.

What will I receive upon maturity of the securities?

     Unless we have previously called the securities for the applicable call price pursuant to a call event, at maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the price of the Fund calculated based on the final Fund price relative to the initial Fund price and the buffer level (each as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund price is less than the initial Fund price but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount.

  If the final Fund price is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Fund in excess of the buffer level (expressed as a percentage of the initial Fund price), as shown by the following formula:

$1,000.00 – [$1,000.00 × (	(buffer level – final Fund price) initial Fund price	)]

     If the final Fund price is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. If the final Fund price is zero, the maturity payment amount will be $100.00 per security.

     The buffer level is 69.80, which is 90.00% of the initial Fund price.

     The initial Fund price is $77.56, the closing price per share of the Fund on the trade date.

     The final Fund price will be determined by the calculation agent and will be the closing price per share of the Fund on the valuation date.

     The valuation date is July 25, 2013.

     If the valuation date or any of the call dates occurs on a day that is not a trading day or a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

     The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading; or

  if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City and Oslo.

     You should understand that you will only receive a payment greater than the principal amount of your securities if the closing price per share of the Fund on one of the three designated call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date. However, if the final Fund price is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund decreases in this manner, you will lose up to 90.00% of your principal.

Hypothetical Examples

     Set forth below are six hypothetical examples of the payment on your securities, both if the securities are automatically called pursuant to a call event prior to maturity and showing the calculation of the maturity payment amount if no call event occurs based on the following:

     Initial Fund price: $77.56

     Buffer level: 69.80

     Call events:

Call Dates	Call Premium	Call Price
August 1, 2012	7.00%	$1,070.00
February 1, 2013	10.50%	$1,105.00
July 25, 2013	14.00%	$1,140.00

A call event occurs and the securities are automatically called on one of the call dates

     The three hypothetical examples below illustrate scenarios in which the securities are automatically called for the call price pursuant to a call event. In each of these examples, the price of the Fund increases by 20.00% from the initial Fund price to the hypothetical closing price per share of the Fund on the applicable call date. Accordingly, the call price corresponding to each call date (based on a call premium of 7.00% if called on the first call date, 10.50% if called on the second call date and 14.00% if called on the third call date) offers less of a return than a direct investment in the Fund in these three hypothetical examples.

Example 1—The hypothetical closing price per share of the Fund on the first call date is 93.07, meaning that the securities are called:

     Hypothetical closing price per share: 93.07

Call Price (per security) = $1,000.00 + ( $1,000.00 × 0.07 ) = $1,070.00

     Since the hypothetical closing price per share of the Fund on the first call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 7.00% of the issue price. As a result, your total cash payment on the first call settlement date would be $1,070.00.

Example 2—The securities have not been called on the first call date and the hypothetical closing price per share of the Fund on the second call date is 93.07, meaning that the securities are called:

     Hypothetical closing price per share: 93.07

Call Price (per security) = $1,000.00 + ( $1,000.00 × 0.105 ) = $1,105.00

     Since the hypothetical closing price per share of the Fund on the second call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 10.50% of the issue price. As a result, your total cash payment on the second call settlement date would be $1,105.00.

Example 3—The securities have not been called on either of the first two call dates and the hypothetical closing price per share of the Fund on the last call date is 93.07, meaning that the securities are called:

     Hypothetical closing price per share: 93.07

Call Price (per security) = $1,000.00 + ( $1,000.00 × 0.14 ) = $1,140.00

     Since the hypothetical closing price per share of the Fund on the last call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 14.00% of the issue price. As a result, your total cash payment on the last call settlement date would be $1,140.00.

     In each of these first three examples, as shown in the table below, the Fund price fluctuates over the term of the securities and the Fund closes above the initial Fund price of $77.56 on one of the three call dates. Because the hypothetical closing price per share of the Fund is greater than the initial Fund price on one of the three call dates, the securities are automatically called as of the applicable call date and you would receive the corresponding call price indicated in each example.

	Example 1		Example 2		Example 3
	Hypothetical		Hypothetical		Hypothetical
Call Date	Fund Price	Call Price	Fund Price	Call Price	Fund Price	Call Price
August 1, 2012	93.07	$1,070.00	56.86	—	56.86	—
February 1, 2013	—	—	93.07	$1,105.00	60.02	—
July 25, 2013	—	—	—	—	93.07	$1,140.00

Hypothetical Total Payment	$1,070.00 in August 2012		$1,105.00 in February 2013		$1,140.00 in August 2013

A call event does not occur and the securities are not automatically called on one of the call dates

Example 4—The hypothetical final Fund price is 95.00% of the initial Fund price and the securities have not been called:

     Hypothetical final Fund price: 73.68

     Since the hypothetical final Fund price is less than the initial Fund price but greater than the buffer level and the securities were not called on any call date, you would receive the principal amount of $1,000.00.

Example 5—The hypothetical final Fund price is 80.00% of the initial Fund price and the securities have not been called:

     Hypothetical final Fund price: 62.05

     Maturity payment amount (per security) = $1,000.00 – [$1,000.00 × ((buffer level – final Fund price) / initial Fund price)]

$1,000.00 – [ $1,000.00 ×	(69.80 – 62.05) 77.56	] = $900.00

     Since the hypothetical final Fund price is less than the buffer level and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security of $1,000.00 and (ii) the decline of the Fund in excess of the buffer level, and you would lose some of your principal. Although the Fund declined by 20.00% from the initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $900.00 per security, representing a 10.00% loss of the principal amount of your securities.

Example 6—The hypothetical final Fund price is 50.00% of the initial Fund price and the securities have not been called:

     Hypothetical final Fund price: 38.78

     Maturity Payment amount (per security) = $1,000.00 – [$1,000.00 × ((buffer level – final Fund price) / initial Fund price)]

$1,000.00 – [ $1,000.00 ×	(69.80 – 38.78) 77.56	] = $600.00

     Since the hypothetical final Fund price is less than the buffer level and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security of $1,000.00 and (ii) the decline of the Fund in excess of the buffer level, and you would lose some of your principal. Although the Fund declined by 50.00% from the initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $600.00 per security, representing a 40.00% loss of the principal amount of your securities.

     The following graph sets forth the return at maturity for a range of final Fund prices based on the following:

Call Dates	Call Premium	Call Price
August 1, 2012	7.00%	$1,070.00
February 1, 2013	10.50%	$1,105.00
July 25, 2013	14.00%	$1,140.00

Return Profile of Access Securities vs. the Fund

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Fund who believe that the Fund price will be greater than or equal to the initial Fund price on one of the call dates and who want to receive the call price corresponding to the applicable call date if a call event occurs; who understand that, if the final Fund price is less than the buffer level, they will lose money on their investment and are willing to risk up to 90.00% of their investment, and who are willing to hold their securities until maturity.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek a guaranteed return of their principal on their investment and who are unwilling to make an investment exposed to any downside performance risk of the Fund, or who wish to participate in the full upside performance of the Fund. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the volatility of the shares of the Fund and market expectations regarding the volatility of the shares of the Fund, interest rates generally as well as changes in interest rates and the yield curve, the dividend yields of the common stock held by the Fund, our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market, changes that affect the Fund such as additions, deletions or substitutions, the time remaining to maturity of the securities, the price of the Fund at times closely preceding a call date, and geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that may affect the market price per share of the Fund. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-13.

Who maintains the Fund and what does the Fund measure?

     State Street Bank and Trust Company serves as administrator and custodian of the Select Sector SPDR Trust of which the Fund is a part, and SSgA Funds Management Inc. (SSFM) serves as the investment advisor to the Fund (together, the Fund Sponsor). The distributor for The Select Sector SPDR Trust is ALPS Distributors, Inc., a registered broker-dealer. The Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XLE”. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index (the Underlying Index). The Underlying Index measures the performance of the energy sector of the U.S. equity market. The Underlying Index includes companies that develop and produce crude oil and natural gas and provide drilling and other energy related services, including services relating to airlines, marine, road and rail, and transportation infrastructure companies.

     The Underlying Index is sponsored by Standard & Poor's (S&P or the Index Provider) and compiled by Merrill Lynch, Pierce, Fenner & Smith (the Index Compilation Agent). The Underlying Index is compiled by the Index Compilation Agent without regard to the securities. The Fund is managed by the Fund Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the Fund or the common stocks of the companies included in Underlying Index or held by the Fund. For a detailed discussion of the Fund, see “Energy Select Sector SPDR Fund” beginning on page P-24.

How has the Fund performed historically?

     You can find a table with the high, low and closing prices per share of the Fund during each calendar quarter from the first calendar quarter of 2005 to the present in the section entitled “Energy Select Sector SPDR® Fund — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid cash-settled derivative contracts linked to the value of the Fund. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90.00% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-11.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets beginning on page S-6 of the accompanying prospectus supplement and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Fund or the component common stocks, i.e., the common stocks underlying the Fund to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. If we have not previously called the securities for the call price pursuant to a call event, the payment at maturity on the securities will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price. Because the price of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be less than the principal amount of the securities. If the final Fund price is less than the buffer level, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the price of the Fund decreases in this manner, you will lose up to 90.00% of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. If we have not previously called the securities for the call price pursuant to a call event, your payment at maturity will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your securities are subject to the automatic call associated with a call event

     If the closing price per share of the Fund on one of the three call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion, your securities will be automatically called and you will receive the applicable call price on the corresponding call settlement date, as specified under “Specific Terms of the Securities—Call Event” in this pricing supplement. If your securities are automatically called on one of the first two call dates, the term of your securities will be limited (to as little as one year and five days in the case of the first call date) and you might not be able to reinvest your principal in an investment with a similar return profile.

Your return is limited and will not reflect the return of owning shares of the Fund or the common stocks that are held by the Fund or that comprise the Underlying Index

     You should understand that the return on the securities is limited. If the securities are called, the amount you receive on the call date will never exceed the call price for that call date. If the securities are not called, the maturity payment amount will never exceed the principal amount. You will receive a payment greater than the principal amount of your securities only if the closing price per share of the Fund on one of the three designated call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, any positive return on the securities is based on the call premium corresponding to the applicable call date. If the call premium to which you are entitled in this situation is less than the return on the Fund, then the return on your securities will be less than the amount you would receive from a direct investment in the Fund. However, if the securities are not automatically called for the call price pursuant to a call event, and the final Fund price is less than the buffer level, at maturity you will lose up to 90.00% of your principal.

Owning the securities is not the same as owning the common stocks that are held by the Fund or that comprise the Underlying Index, or shares of the Fund itself

     The return on your securities will not reflect the return you would realize if you actually owned the common stocks that are held by the Fund or that comprise the Underlying Index, or shares of the Fund itself. First, any potential call event will be based only on the price of the Fund on the call dates, and the call price will not take into account the value of any dividends that may be paid on the stocks held by the Fund or on shares of the Fund itself. Second, if the securities are not automatically called, the maturity payment amount will be based on the performance of the Fund, and your return on the securities will similarly not take into account the value of any dividends that may be paid on the stocks held by the Fund or on shares of the Fund itself. Third you will not have voting rights or any other rights that holders of the stocks held by the Fund or the shares of the Fund may have. If the price of the shares of the Fund increases above the initial Fund price during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the price of the shares of the Fund to increase while the market value of the securities declines. In addition, investing in the securities is not equivalent to investment in a mutual fund or other pooled investment that invests in stocks held by the Fund. The return on your investment in the securities may differ from the return you might earn on such an investment over a similar period.

     Even if the price of the Fund increases above the initial Fund price during the term of the securities, the market value of the securities may not increase by the same amount. Your securities will be automatically called if the closing price per share of the Fund on one of the three call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion, and your return on the securities will be limited to the call price corresponding to the applicable call date as shown in this pricing supplement.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price per share of the Fund at any time during the term of the securities relative to the initial Fund price. If you choose to sell your securities when the price of the Fund exceeds the initial Fund price, you may receive substantially less than the amount that would be payable at the next call date, if the price of the Fund continues to exceed the initial Fund price at that time, because of the expectation that the Fund will continue to fluctuate until the next call date. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in the market) of the shares of the Fund and, in particular, market expectations regarding the volatility of the shares of the Fund;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yields of the common stocks held by the Fund;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Fund, such as additions, deletions or substitutions;

  the time remaining to maturity;

  the price of the Fund at times closely preceding a call date; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

     The Fund uses a representative sampling strategy to track the performance of the Underlying Index which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. Because of the potential discrepancies identified above, the Fund return may not correlate perfectly with the return on the Underlying Index over the same period. For more information, see “Energy Select Sector SPDR® Fund” on page P-24.

We have no affiliation with the Fund Sponsor, the Index Compilation Agent or the Index Provider and are not responsible for their public disclosure of information

     We are not affiliated with the Fund Sponsor, the Index Compilation Agent or the Index Provider in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Fund or the Underlying Index, as the case may be. If the Fund Sponsor, the Index Compilation Agent or the Index Provider discontinues or suspends the calculation of the Fund or the Underlying Index, as the case may be, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate a successor fund selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor fund comparable to the Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-19 and “Specific Terms of the Securities — Discontinuation of/Adjustments to the Fund” on page P-20. Neither the Fund Sponsor nor the Index Compilation Agent or the Index Provider is involved in the offer of the securities in any way or has any obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Fund Sponsor, the Index Compilation Agent or the Index Provider. None of the money you pay for your securities will go to the Fund Sponsor, the Index Compilation Agent or the Index Provider. Since the Fund Sponsor, the Index Compilation Agent and the Index Provider are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Fund Sponsor, the Index Compilation Agent or the Index Provider may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Fund Sponsor, the Fund and the Underlying Index in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Fund, the Fund Sponsor or the Underlying Index contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Fund, the Fund Sponsor and the Underlying Index.

The common stocks held by the Fund or comprising the Underlying Index are not necessarily representative of that industry

     The performance of the Fund or the Underlying Index may not correlate with the performance of the entire industry. The Fund or the Underlying Index may decline in value even if the industry as a whole rises in value, or may rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Fund or comprising the Underlying Index may engage in new lines of business or cease to be involved in the particular industry.

The stocks held by the Fund are concentrated in one sector

     All of the stocks held by the Fund and all of the stocks included in the Underlying Index are issued by companies in the energy sector. As a result, the stocks that will determine the performance of the securities are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks comprising the Underlying Index, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in the energy sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

     The trading prices of the common stocks held by the Fund will determine the Fund price at any given time. As a result, it is impossible to predict whether the price of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks held by the Fund.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-35, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, futures or options on the Fund itself or other derivative instruments with returns linked or related to changes in the market prices of common stocks held by the Fund or the shares of the Fund itself, and may adjust these hedges by, among other things, purchasing or selling common stocks held by the Fund or shares of the Fund itself, futures, options or other derivative instruments with returns linked to the common stocks held by the Fund or share of the Fund itself at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund or shares of the Fund itself and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates expect to engage in trading activities related to the Fund, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the price of the Fund and, therefore, the market value of the securities and payment at maturity. Wells Fargo Securities, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the price of the Fund. These trading activities may present a conflict between your interest in your securities and the interests that Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Fund, could be adverse to your interests as a holder of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks held by the Fund does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date or any call date and, therefore, determination of the final Fund price or the closing price per share of the Fund, as applicable, and the maturity date or any call settlement date, as applicable, if a market disruption event occurs on the valuation date or any call date

     The valuation date and any call date and, therefore, determination of the final Fund price or the closing price per share of the Fund, as applicable, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date or any call date with respect to the Fund. If a postponement occurs, the calculation agent will use the closing price per share of the Fund on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Fund price or the closing price per share of the Fund for purposes of determining whether a call event has occurred on any call date so postponed. As a result, the maturity date or the call settlement date, as applicable, for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of the Fund after the valuation date or any call date, as applicable. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-19.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” beginning on page P-32.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars
Principal Amount:	$1,000.00
Aggregate Principal Amount:	$1,035,000.00
Agent:	Wells Fargo Securities, LLC
The agent may make sales through its affiliates or selling agents.
Agent acting in the capacity as:	Principal
Trade Date:	July 27, 2011
Original Issue Date:	August 1, 2011
Maturity Date:	August 1, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.
Valuation Date:

July 25, 2013. However, if that day, or any of the call dates, occurs on a day that is not a trading day or a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

The Fund:

The return on the securities, in excess of the principal amount, is linked to the performance of the Energy Select Sector SPDR® Fund (the Fund). The Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol "XLE".

Payment at Maturity:

If we have not previously called the securities for the call price prior to the maturity date pursuant to a call event, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount (defined below). The maturity payment amount to which you will be entitled depends on the change in the price of the Fund based on the final Fund price relative to the initial Fund price.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund price is less than the initial Fund price but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount.

  If the final Fund price is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Fund in excess of the buffer level (expressed as a percentage of the initial Fund price).

If the final Fund price is less than the buffer level, you will lose up to 90.00% of your principal. If the final Fund price is zero, the maturity payment amount will be 10.00% of the principal amount of the securities.

You should understand that you will receive a payment greater than the principal amount of your securities only if the closing price per share of the Fund on one of the three call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date. However, if the final Fund price is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund decreases in this manner, you will lose up to 90.00% of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York and Oslo, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York and Oslo, in the same amount and with the same effect as if paid on the original due date.

Buffer Level:	69.80, which is 90.00% of the initial Fund price.
Initial Fund Price:	$77.56, the closing price per share of the Fund on the trade date.
Final Fund Price:	The closing price per share of the Fund on the valuation date, as determined by the calculation agent.
Closing Price:

The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading; or

  if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Call Event:

The securities will be automatically called, in whole, but not in part, if the closing price per share of the Fund on any of the call dates below is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash per $1,000.00 security equal to the call price on the applicable call settlement date, as follows:

Call Dates*	Call Premium	Call Price

August 1, 2012	7.00% of the issue price	$1,070.00
February 1, 2013	10.50% of the issue price	$1,105.00
July 25, 2013	14.00% of the issue price	$1,140.00

* Subject to adjustment for non-trading days or market disruption events as described in this pricing supplement.
Call Settlement Date:

Five business days after the applicable call date. If a call date occurs on a day that is not a trading day or a day on which the calculation agent has determined that a market disruption event (as defined under “—Market Disruption Event” below) has occurred or is continuing, then such date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will such date be postponed by more than five business days. If a call date is postponed, then the call settlement date of the securities will be postponed by an equal number of trading days.

Market Disruption Event:

A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the shares of the Fund do not trade on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Wells Fargo Securities, LLC or the ability of any of its hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that Wells Fargo Securities, LLC or its hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

  a price change exceeding limits set by that market;

  an imbalance of orders relating to those contracts; or

  a disparity in bid and asked quotes relating to those contracts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of/ Adjustments to the Fund:

If the Fund Sponsor discontinues operation of the Fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by the Fund Sponsor or another entity for the Fund and calculate the final Fund price as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund, Eksportfinans will cause notice to be given to holders of the securities.

If the Fund Sponsor discontinues operation of the Fund and:

  the calculation agent does not select a successor fund; or

  the successor fund is no longer traded or listed on any of the relevant trading days;

the calculation agent will compute a substitute price for shares of the Fund in accordance with the procedures last used to calculate the price of one share of the Fund before any discontinuation but using only those stocks that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the Fund as described below, the successor fund or price will be used as a substitute for shares of the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor decides to re-establish the Fund, unless the calculation agent in its sole discretion decides to use such re-established fund.

If the Fund Sponsor discontinues the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final Fund price; or

  a determination by the calculation agent that a successor fund is available;

the calculation agent will determine the price that would be used in computing the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Fund would be expected to adversely affect the price and liquidity of and trading in the securities.

If at any time the method of calculating the price of the shares of the Fund or the price of the successor fund, changes in any material respect, or if the Fund or successor fund is in any other way modified so that the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor entity in order to arrive at the price of the shares of the Fund or any successor fund.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

Any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City and Oslo.

Trading Day:

A day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the NYSE Arca, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No
Additional Amounts Payable:	No
Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.
Form of Securities:	Book-entry
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Website is 700978. As used in this pricing supplement, “we,” “us,” or “our” refers to Eksportfinans ASA.

Energy Select Sector SPDR® Fund

     We have derived all information contained in this pricing supplement regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (S&P), the Fund Sponsor, or the Index Calculation Agent. State Street Bank and Trust Company serves as administrator and custodian of the Select Sector SPDR Trust of which the Fund is a part, and SSgA Funds Management Inc. (SSFM) serves as the Trust's advisor (together, the Fund Sponsor). The Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XLE”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     SSFM is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information about SSFM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SSFM Management, Inc. website at www.ssgafunds.com.

     The Select Sector SPDR Trust consists of separate investment portfolios (each, a Select Sector SPDR Fund). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a universe of companies defined by the Underlying Index. The Select Sector Indices (each, a Select Sector Index) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index (for information about the S&P 500® Index, see “—S&P 500® Index” below). Information provided to or filed with the Securities and Exchange Commission ( the Commission) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. For additional information regarding the Select Sector SPDR Trust, please see the prospectus, dated January 31, 2011 (the Fund Prospectus). The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The Fund represents the companies comprising the Underlying Index. We do not assume any responsibility for and make no representation or warranty as to the accuracy or completeness of such information, and the Fund Prospectus and SSFM's website are not, and should not be considered, incorporated in this pricing supplement.

Investment Objective and Strategy

     The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the energy sector of the U.S. equity market. The Underlying Index includes companies that develop and produce crude oil and natural gas and provide drilling and other energy related services, including services relating to airlines, marine, road and rail, and transportation infrastructure companies.

Replication

     The Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Underlying Index. The Fund will invest in all of the securities which comprise the Underlying Index. The Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

     The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error”. The Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

     The Fund’s three largest holdings as of July 27, 2011, were Exxon Mobil Corp., Chevron Corp. and Schlumberger Ltd. The following table summarizes the Fund’s top holdings in individual companies as of such date.

Top ten holdings in individual securities as of July 27, 2011

Company	Symbol	Percentage of Total Holdings
Exxon Mobil Corp.	XOM	17.13%
Chevron Corp.	CVX	13.41%
Schlumberger Ltd.	SLB	8.03%
CONOCOPHILLIPS	COP	4.73%
Occidental Petroleum Corp.	OXY	4.45%
Halliburton Co.	HAL	3.73%
Apache Corp.	APA	3.40%
Anadarko Petroleum Corp.	APC	2.95%
Baker Hughes Inc.	BHI	2.78%
National Oilwell Varco Inc.	NOV	2.66%

     The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference into this pricing supplement.

Construction and Maintenance of the Fund

The Fund is developed and maintained in accordance with the following criteria:

  Each of the component stocks in the Underlying Index (the Component Stocks) is a constituent company of the S&P 500® Index.

  Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

  The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns an energy company’s stock to the Underlying Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the Underlying Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Underlying Index assignment of the S&P 500® Index Component Stocks, that assignment being the sole responsibility of the Index Compilation Agent.

  The Underlying Index is calculated by the Index Compilation Agent using a modified market capitalization methodology. This design ensures that each of the Component Stocks within the Underlying Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Underlying Index. Under certain conditions, however, the number of shares of a Component Stock within the Underlying Index may be adjusted to conform to Internal Revenue Code requirements.

  The Underlying Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of its Underlying Index; and (ii) with respect to 50% of the total value of the Underlying Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of its Underlying Index.

  Rebalancing the Underlying Supplement to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent. If shortly prior to the last business day of any calendar quarter (a Quarterly Qualification Date), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the Asset Diversification Limits), the percentage that such Component Stock (or Component Stocks) represents in the Underlying Index will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: first, each Component Stock that exceeds 24% of the total value of the Underlying Index will be reduced to 23% of the total value of the Underlying Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Underlying Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Underlying Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Underlying Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Underlying Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Underlying Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Underlying Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date to insure that the Underlying Index and the Fund portfolio based upon it conform to the requirements for qualification of the Fund as a regulated investment company.

  The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the NYSE Arca will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Calculations

     With the exception of the weighting constraints described above, the Underlying Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

     The Underlying Index is calculated using a base-weighted aggregate methodology; that means the level of the Underlying Index reflects the total market value of all of its Component Stocks relative to a particular base period.

     Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

     The daily calculation of the Underlying Index is computed by dividing the total market value of the companies in the Underlying Index by a number called the index divisor (the Index Divisor). By itself, the Index Divisor is an arbitrary number.

     However, in the context of the calculation of the Underlying Index, it is the only link to the original base period value of the Underlying Index. The Index Divisor keeps the Underlying Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the Underlying Index level as a result of non-market forces (corporate actions, replacements of stocks in a Underlying Index, weighting changes, etc.).

     Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Underlying Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Underlying Index.

     Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Preannounced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the Underlying Index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the Underlying Index.

     S&P will advise the Index Compilation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Underlying Index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Underlying Index calculation, will be handled by the NYSE Arca and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the Index Compilation Agent.

The Energy Select Sector Index

     We have derived all information regarding the Energy Select Sector Index and the index from which it is derived, the S&P 500® Index, including, without limitation, the make-up, method of calculation and changes in components for each index, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (S&P) or Merrill Lynch, Pierce, Fenner & Smith Incorporated, as index compilation agent, (Merrill Lynch or the Index Compilation Agent). We make no representation or warranty as to the accuracy or completeness of such information.

     The Energy Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Energy companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index, which serves as the benchmark for the Energy Select Sector SPDR®, was established with a value of 250.00 on June 30, 1998.

     The stocks included in the Energy Select Sector Index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Energy Select Sector Index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

Construction and Maintenance

The Energy Select Sector Index is developed and maintained in accordance with the following criteria:

  Each of the component stocks in the Energy Select Sector Index (the Component Stocks) is a constituent company of the S&P 500® Index.

  Each stock in the S&P 500® Index is allocated to one and only one Select Sector Indices.

  The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a particular company’s stock to the Energy Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the Energy Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the assignment of the S&P 500® Index constituent stocks to the Energy Select Sector Index, that assignment being the sole responsibility of the Index Compilation Agent.

  The Energy Select Sector Index is compiled by the Index Compilation Agent using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within the Energy Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Energy Select Sector Index. Under certain conditions, however, the number of shares of a Component Stock within the Energy Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

  The Energy Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of the Energy Select Sector Index is computed by dividing the total market value of the companies in the Energy Select Sector Index by a number called the index divisor.

  The Energy Select Sector Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the Energy Select Sector Index; and (ii) with respect to 50% of the total value of the Energy Select Sector Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the Energy Select Sector Index.

  Rebalancing the Energy Select Sector Index to meet the asset diversification requirements will be the responsibility of the Index Compilation Agent. If shortly prior to the last business day of any calendar quarter (a Quarterly Qualification Date), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the Asset Diversification Limits), the percentage that such Component Stock (or Component Stocks) represents in the Energy Select Sector Index will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: first, each Component Stock that exceeds 24% of the total value of the Energy Select Sector Index will be reduced to 23% of the total value of the Energy Select Sector Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Energy Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Energy Select Sector Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Energy Select Sector Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Financial Select Sector Index. If as a result of this redistribution, another Component Stock that did not previously exceed 4.8% of the Energy Select Sector Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Energy Select Sector Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

  The Index Provider at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Provider Agent notifies the Index Compilation Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the Index Compilation Agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

The S&P 500 Index®

     The S&P 500 Index® was developed by Standard & Poor's Financial Services LLC (Standard & Poor’s, S&P) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500 Index® at any time.

     The Index is intended to provide an indication of the pattern of common stock price movement. Beginning on March 18, 2005, Standard & Poor's shifted from a market capitalization-weighted formula to a half float-adjusted formula, and as of September 16, 2005, Standard & Poor's shifted to a full float-adjusted formula, as described in further detail below. With a float-adjusted index, the share counts used in calculating the Index reflect only those shares of a company that are available to investors, not all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies. Moreover, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.

     As of July 27, 2011, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States. Standard & Poor's chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the percentage corresponding to the number of companies as of July 27, 2011 included in each group indicated in parentheses: Consumer Discretionary (10.66%), Consumer Staples (10.62%), Energy (13.11%), Financials (14.74%), Health Care (11.41%), Industrials (10.70%), Information Technology (18.70%), Materials (3.62%), Telecommunication Services (3.00%) and Utilities (3.43%). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

Historical Data

     Since its inception, the price of the Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the Fund during any period shown below is not an indication that the closing price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Fund do not give an indication of future performance of the Fund. We cannot make any assurance that the future performance of the Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing prices per share of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

     The following table sets forth the published quarterly high, low and quarter end closing price per share of the Fund (in U.S. dollars) at the end of each quarter from January 1, 2005 through June 30, 2011 and the period from July 1, 2011 to July 27, 2011. On July 27, 2011, the closing price per share of the Fund was $77.56. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the Fund

Quarter/Period- Start Date	Quarter/Period- End Date	High Price per Share of the Fund	Low Price per Share of the Fund	Quarter-End Closing Price of the Fund
01/01/2005	03/31/2005	44.93	34.66	42.85
04/01/2005	06/30/2005	45.87	38.66	44.45
07/01/2005	09/30/2005	54.49	45.17	53.69
10/01/2005	12/31/2005	53.54	45.60	50.31

01/01/2006	03/31/2006	57.95	51.19	54.37
04/01/2006	06/30/2006	59.82	50.16	56.73
07/01/2006	09/30/2006	58.81	50.88	53.45
10/01/2006	12/31/2006	61.85	51.00	58.74

01/01/2007	03/31/2007	61.00	54.05	60.24
04/01/2007	06/30/2007	71.10	60.87	69.05
07/02/2007	09/30/2007	75.70	65.05	74.94
10/01/2007	12/31/2007	80.40	71.16	79.22

01/01/2008	03/31/2008	80.40	67.27	73.80
04/01/2008	06/30/2008	90.25	75.10	88.36
07/01/2008	09/30/2008	88.97	61.65	63.77
10/01/2008	12/31/2008	62.36	40.00	47.84

01/01/2009	03/31/2009	51.95	38.12	42.46
04/01/2009	06/30/2009	53.95	43.36	48.07
07/01/2009	09/30/2009	55.89	44.52	53.92
10/01/2009	12/31/2009	59.76	51.97	57.01

01/01/2010	03/31/2010	60.30	53.74	57.52
04/01/2010	06/30/2010	62.07	49.68	49.68
07/01/2010	09/30/2010	56.31	49.38	56.06
01/10/2010	12/31/2010	68.25	56.11	68.25

01/01/2011	03/31/2011	80.01	67.78	79.81
01/04/2011	06/30/2011	80.44	70.99	75.35
01/07/2011	07/27/2011	79.79	74.78	77.56

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the value of the Fund and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Fund. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

     Sale, Exchange, Redemption or Settlement of the Securities. Upon a sale, exchange or redemption of the securities, or upon settlement of the securities at maturity, you should generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and your tax basis in the securities sold, exchanged, redeemed or settled. Your tax basis in the securities should equal the amount paid by you to acquire the securities. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a security should be long-term capital gain or loss if you have held the security for more than one year at such time.

     Section 1260 of the Internal Revenue Code generally applies if an investor enters into a "constructive ownership transaction" with respect to a "pass-thru entity." The Fund is a "pass-thru entity" for these purposes, but it is not clear whether a holder's ownership of the securities constitutes a "constructive ownership transaction." Our tax counsel is not expected to opine on this question. If the securities are treated as a constructive ownership transaction, for U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities, except to the extent that any such gain is treated as ordinary income under the "constructive ownership transaction" rules of Section 1260 of the Internal Revenue Code, as discussed below. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Any long-term capital gain recognized by you in respect of the securities will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate "net underlying long-term capital gain" (as defined in Section 1260 of the Internal Revenue Code). In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the securities. In this regard, we will not provide you with any information relating to the Fund shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the “constructive ownership transaction” rules under Section 1260 of the Internal Revenue Code.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000.00 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.

     In addition, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold.

     Finally, beginning in 2012, all payments of the proceeds of a sale, exchange or other disposition of the securities will generally be subject to information reporting and backup withholding, unless an exemption applies. Further, corporations will no longer be automatically exempt from information reporting and backup withholding.

     U.S. holders are urged to consult their tax advisors regarding the application of any of the above legislation to their ownership of the securities.

     Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisors as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SELLING RESTRICTIONS

     No action has been or will be taken by Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the related prospectus supplement and prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the related prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans or the agent.

For the following jurisdictions please note specifically:

Argentina

     The Eksportfinans ASA U.S. Medium-Term Note Program and the related offer to purchase securities and the sale of securities under the terms and conditions provided hereto, does not constitute a public offering in Argentina. Consequently no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor any listing authorization of the securities has been requested on any stock market in Argentina.

Brazil

     The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement has not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

     This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of July 27, 2011 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligations under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$1,035,000.00
Total	$1,035,000.00

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $22.50 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of FINRA for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     The underwriting discount and commission and the structuring and development costs total $20.00 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.